Herc Holdings Reports Preliminary Fourth Quarter and Full Year 2016 Results
and Announces Full Year Guidance for 2017

- Achieves 6.2% equipment rental revenue growth in key markets in fourth quarter
- Reports year-over-year pricing improvement of 1.5% in key markets and 0.5% overall in fourth quarter
- Reports full year net loss of $20.5 million and adjusted EBITDA of $536.2 million

Bonita Springs, Fla., March 1, 2017 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported preliminary financial results for the fourth quarter and full year ended December 31, 2016. Equipment rental revenues were $356.7 million and total revenues were $405.2 million in the fourth quarter of 2016, compared with $359.2 million and $422.4 million, respectively, for the same period last year. The Company reported a net loss of $14.0 million, or $0.49 per diluted share, for the fourth quarter, compared to net income of $78.2 million, or $2.68 per diluted share, for the same period last year.

The fourth quarter net loss was primarily attributed to increased costs resulting from the spin-off and stand-alone costs, including an increase in interest expense and depreciation. Although upstream oil and gas markets continued to be a challenge, the year-over-year decline in these markets in the fourth quarter was less than in the third quarter. In addition, in 2015, we recognized a gain of $50.9 million on the sale of operations in France and Spain, which were divested in October 2015.

"This year was a critical milestone in our ongoing business transformation process," said Larry Silber, president and chief executive officer. "Our strategy, which includes a number of initiatives, programs and actions, is beginning to show results on behalf of our customers, employees and shareholders. In the fourth quarter, we achieved growth in equipment rental revenues in our key markets of 6.2% and improved pricing in those markets by 1.5% compared with the prior year.

"The ongoing shift in our fleet mix is positioning our business for long-term success. The rollout of our ProContractor ToolsTM and ProSolutionsTM equipment and services expands and diversifies our fleet and enhances our ability to provide a wide array of equipment to meet our customers' equipment needs. In addition, new and upgraded technologies, including our ProControlTM telematics system that rolled out in the fourth quarter, further enhances the value we offer customers. We remain confident in our business strategy, our people and the growth opportunities ahead,” said Silber.

Fourth Quarter Highlights

•
Equipment rental revenues in the fourth quarter of 2016 were $356.7 million, compared to $359.2 million in the prior year quarter, a decline of 0.7%, which was attributable to lower revenues in upstream oil and gas markets, divested foreign operations and negative currency impacts. Revenue growth in key markets more than offset the impact of lower revenues in upstream oil and gas markets.

◦
Excluding divested foreign operations and currency, equipment rental revenues in key markets increased 6.2% and accounted for 84% of total revenues. Key markets are defined as markets we currently serve outside of upstream oil and gas markets.

•	Pricing in key markets increased 1.5% and overall pricing increased 0.5% in the fourth quarter, compared to the same period in 2015.

•	Adjusted EBITDA in the fourth quarter was $145.7 million, a decline of $18.1 million or 11.1% versus the prior year period, primarily due to the impact of upstream oil and gas markets, stand-

alone costs and additional headcount, primarily in operations and sales. See page A-4 for a description of the items excluded in calculating adjusted EBITDA.

•
Continued improvement in branch operating efficiencies reduced average fleet unavailable for rent (FUR) to 15.3% in the month of December 2016, compared with 15.9% in December 2015. December FUR reflects normal seasonality driven by lower rental activity in the period.

•
Dollar utilization of 34.1% in the fourth quarter was impacted by lower activity in upstream oil and gas markets, the ramp up of new locations and the addition of new fleet categories across our locations.

•	Interest expense in the fourth quarter was $32.1 million, an increase of $27.0 million compared with the prior year period, reflecting the increase in the Company's debt on a stand-alone basis.

•
Spin-off costs totaled $11.5 million in the fourth quarter of 2016, compared with $6.1 million in the comparable period in 2015. The increase was related primarily to higher IT and professional expenses incurred in connection with the June 30, 2016 separation from the Hertz car rental business.

Full Year 2016 Highlights

•
Equipment rental revenues for the year ended 2016 were $1,352.7 million, a decline of 4.2% compared with $1,411.7 million in 2015, which was attributable to lower revenues in upstream oil and gas markets, divested foreign operations and negative currency impacts. Revenue growth in key markets more than offset lower revenues in upstream oil and gas markets.

◦	Excluding divested foreign operations and currency, equipment rental revenues in key markets increased 8.1% and accounted for 83% of total revenues.

•	Pricing in key markets improved 1.6% and overall pricing was up 0.3% for 2016, compared to full year 2015.

•
Net loss for the year ended 2016 was $20.5 million, or $0.72 per diluted share, compared to net income of $111.3 million, or $3.69 per diluted share, in 2015. Net loss was significantly impacted by the increase in interest expense related to debt as a stand-alone company, the loss on the sale of revenue earning equipment and spin-off costs. In addition, in 2015, we recognized a gain of $50.9 million on the sale of operations in France and Spain.

•
Adjusted EBITDA for the year ended 2016 was $536.2 million, a decline of $64.4 million versus the prior year. The decline was primarily due to lower results in upstream oil and gas markets and losses related to the sale of revenue earning equipment, most of which occurred in the first half of 2016. Results in key markets offset most of the decline in upstream oil and gas markets. In addition, 2015 included ten months of results from divested foreign operations. See page A-4 for a description of the items excluded in calculating adjusted EBITDA.

•	Interest expense for the year ended 2016 was $84.2 million, an increase of $51.3 million compared with the prior year, reflecting the increase in the Company's debt on a stand-alone basis.

•
Spin-off costs totaled $49.2 million for the year ended 2016, compared with $25.8 million in 2015. The increase was related primarily to higher IT and professional expenses incurred in connection with the June 30, 2016 separation from the Hertz car rental business.

Year-End Assessment and Reporting

The Company has filed a Form 12b-25 with the Securities and Exchange Commission ("SEC”) today providing for a 15-day extension for filing its Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”).

On June 30, 2016, the Company separated from Hertz Rental Car Holding Company, Inc. (the “Spin-Off”). Typically, a new public company is not required to report on the effectiveness of its internal control over financial reporting ("ICFR") in its first year-end report. However, due to the structure of the Spin-Off, even though the Company is considered the spinnee or divested entity for accounting purposes, management nevertheless is required to assess and report for the first time on the Company's ICFR as of December 31, 2016 based on management's risk assessment and lower materiality levels as a stand-alone company. Because a significant number of business process controls had to be established, documented and tested for the first time, management was not able to complete this assessment by March 1, 2017, the deadline for filing the Form 10-K.

Although management has not finalized its assessment of the effectiveness of the Company’s ICFR, the Company believes management's assessment will conclude that the Company did not maintain effective ICFR as of December 31, 2016, because material weaknesses that existed at the time of the Spin-Off were not fully remediated and because management identified new material weaknesses relating to ineffective controls over revenue recognition and the ineffective design of controls over certain IT systems that are relevant to the preparation of the Company's financial statements. Management may identify other material weaknesses in the Company’s ICFR as management completes its assessment of ICFR.

While material weaknesses create a reasonable possibility that a misstatement in financial reporting may go undetected, after review and analysis, no restatement of or other material adjustments, or revisions to previously issued financial statements, or to the results reported in this press release, currently are expected to be required.

The Company expects to finalize its financial results and assessment of ICFR and file its Form 10-K within the prescribed time allowed pursuant to Rule 12b-25. Please refer to the Form 12b-25 filed with the SEC today for additional information.

Capital Expenditures -- Fleet

•	The Company reported net fleet capital expenditures of $352.9 million for the year ended 2016. See page A-5 for the calculation of net fleet capital expenditures.

•
At December 31, 2016, the Company had rental equipment of approximately $3.56 billion at original equipment cost (OEC). Average OEC for the full year increased 3.4% compared to the prior year. Average fleet age was approximately 48 months as of December 31, 2016.

Bond Redemption

Under the terms of the indenture for its senior notes, the Company gave notice of the redemption of $61.0 million in aggregate principal amount of the 2022 senior notes and $62.5 million in aggregate principal amount of the 2024 senior notes at a redemption price of 103% of the aggregate principal amount plus accrued and unpaid interest. The Company intends to draw down on its asset-backed loan facility to fund the redemption price. The redemption date will be March 10, 2017.

2017 Guidance

"Our 2017 guidance is based on a 3.5% growth rate in the North American equipment market and the anticipated positive impact of our strategic initiatives. We plan to continue to adjust our fleet mix as we grow the fleet during the year and drive improvement in our utilization rates. We are confident that we have the right strategy and the right fleet plan to take advantage of market growth while improving our profitability and achieving adjusted EBITDA growth," added Silber.

Based on the Company's planning assumptions, full year 2017 guidance is as follows:

•	Adjusted EBITDA is expected to be in the range of $550 to $590 million.

•	Net fleet capital expenditures are expected to be in the range of $275 million to $325 million.

The Company does not provide forward-looking guidance for certain financial measures on a GAAP basis or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. Certain items that impact net income (loss) cannot be predicted with reasonable certainty, such as restructuring and restructuring related charges, special tax items, borrowing levels (which affect interest expense), gains and losses from asset sales, the ultimate outcome of pending litigation and spin-related costs.

Earnings Call and Webcast Information

Herc Holdings' fourth quarter 2016 earnings webcast will be held on March 1, 2017, at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-877-883-0383 and international participants should call +1-412-902-6506, using the access code: 0404317. Please dial in at least 10 to 15 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for two weeks after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial + 1-877-344-7529 and international participants + 1-412-317-0088 and enter conference ID number
10099578.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with approximately 270 company-operated locations, principally in North America. With more than 50 years of experience, Herc Holdings is a full-line equipment-rental supplier in key markets, including commercial and residential construction, industrial and manufacturing, civil infrastructure, automotive, government and municipalities, energy, remediation, emergency response, facilities, entertainment and agriculture, as well as refineries and petrochemicals. The equipment rental business is supported by ProSolutionsTM (our industry-specific solutions-based services), and our professional grade tools, commercial vehicles, and pump, power and climate control product offerings, all of which are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 4,800 employees. Herc Holdings’ 2016 total revenues were approximately $1.6 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information
In this release we refer to the following operating measures:

•	Dollar utilization: calculated by dividing rental revenue by the average OEC of the equipment fleet for the relevant time period.

•
OEC: original equipment cost based on the guidelines of the American Rental Association, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Basis of Presentation

The financial results discussed in this press release are preliminary and unaudited and subject to change as the Company's financial results are finalized.

The financial information included in this press release is based upon the condensed, consolidated and combined financial statements of the Company which are presented on a basis of accounting that reflects a change in reporting entity and have been adjusted for the effects of the spin-off, which effected our separation from Hertz Rental Car Holding Company, Inc. ("New Hertz"). These financial statements represent only those operations, assets, liabilities and equity that form Herc Holdings on a stand-alone basis. Since the spin-off occurred on June 30, 2016, the financial statements represent the carve-out financial results for the Company for the first six months of 2016, including spin-off impacts through June 30, 2016, and actual results for the second half of 2016, including the three months ended December 31, 2016. All prior period amounts represent carve-out financial results.

Forward-Looking Statements

This release contains statements, including those under "2017 Guidance" and "Bond Redemption" that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements, including:

•
Risks related to material weaknesses in our internal control over financial reporting and the restatement of financial statements previously issued by Hertz Global Holdings, Inc. (in its form prior to the spin-off, “Hertz Holdings”), including that: we have identified material weaknesses in our internal control over financial reporting that may adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner, which may adversely affect investor and lender confidence in us and, as a result, the value of our common stock and our ability to obtain future financing on acceptable terms, and we may identify additional material weaknesses as we continue to assess our processes and controls as a stand-alone company with lower levels of materiality; such material weaknesses could result in a material misstatement of our consolidated and combined financial statements that would not be prevented or detected; we continue to expend significant costs and devote management time and attention and other resources to matters related to our internal control over financial reporting and Hertz Holdings' restatement, which could adversely affect our ability to execute our strategic plan; our efforts to design and implement an effective control environment may not be sufficient to remediate the material weaknesses or prevent future material weaknesses; our material weaknesses and Hertz Holdings' restatement could expose us to additional risks that could materially adversely affect our financial position, results of operations and cash flows, including as a result of events of default under the agreements governing our indebtedness and/or government investigations, regulatory inquiries and private actions; we may experience difficulties implementing new information technology systems to maintain our books and records and provide operational information to our management team; if we decide to not implement the new operational system for our back office processes, we could need to expense items that were previously capitalized, which could result in a substantial charge in our results of operations; we could experience disruptions to our control environment in connection with the relocation of our Shared Services Center, including as a result of the failure to retain key employees who possess specific knowledge or expertise necessary for the timely preparation of our financial statements; and Hertz Holdings' restatement has resulted in government investigations, books and records demands, and private litigation and could result in government enforcement actions and private litigation that could have a material adverse impact on our results of operations, financial condition, liquidity and cash flows;

•
Risks related to the spin-off, which effected our separation from New Hertz, such as: we receive certain transition services from New Hertz pursuant to the transition services agreement covering IT services and other areas, which impact our control environment and, therefore, our internal control over financial reporting; we have limited operating history as a stand-alone public company, and our historical financial information for periods prior to July 1, 2016, is not necessarily representative of the results that we would have achieved as a separate, publicly traded company, and may not be a reliable indicator of our future results; the liabilities we have assumed and will share with New Hertz in connection with the spin-off could have a material adverse effect on our business, financial condition and results of operations; if there is a determination that any portion of the spin-off transaction is taxable for U.S. federal income tax purposes, including for reasons outside of our control, then we and our stockholders could incur significant tax liabilities, and we could also incur indemnification liability if we are determined to have caused the spin-off to become taxable; if New Hertz fails to pay its tax liabilities under the tax matters agreement or to perform its obligations under the separation and distribution agreement, we could incur significant tax and other liability; our ability to engage in financings, acquisitions and other strategic transactions using equity securities is limited due to the tax treatment of the spin-off; the loss of the Hertz brand and reputation could materially adversely affect our ability to attract and retain customers; the spin-off may be challenged by creditors as a fraudulent transfer or conveyance; and if the spin-off is not a legal dividend, it could be held invalid by a court and have a material adverse effect on our business, financial condition and results of operations;

•	Business risks could have a material adverse effect on our business, results of operations, financial condition and/or liquidity, including:

•	the cyclicality of our business, a slowdown in economic conditions or adverse changes in the economic factors specific to the industries in which we operate, in particular industrial and construction;

•
the dependence of our business on the levels of capital investment and maintenance expenditures by our customers, which in turn are affected by numerous factors, including the level of economic activity in their industries, the state of domestic and global economies, global energy demand, the cyclical nature of their markets, expectations regarding government spending on infrastructure improvements or expansions, their liquidity and the condition of global credit and capital markets;

•	we may have difficulty obtaining the resources that we need to operate, or our costs to do so could increase significantly;

•	intense competition in the industry, including from our own suppliers, that may lead to downward pricing or an inability to increase prices;

•	any occurrence that disrupts rental activity during our peak periods given the seasonality of the business, especially in the construction industry;

•
doing business in foreign countries exposes us to additional risks, including under laws and regulations that may conflict with U.S. laws and those under anticorruption, competition, economic sanctions and anti-boycott regulations;

•
our success as an independent company will depend on our new senior management team, the ability of other new employees to learn their new roles, and our ability to attract and retain key management and other key personnel;

•	some or all of our deferred tax assets could expire if we experience an “ownership change” as defined in the Internal Revenue Code;

•
changes in the legal and regulatory environment that affect our operations, including with respect to taxes, consumer rights, privacy, data security and employment matters, could disrupt our business and increase our expenses;

•	an impairment of our goodwill or our indefinite lived intangible assets could have a material non-cash adverse impact;

•
other operational risks such as: any decline in our relations with our key national account customers or the amount of equipment they rent from us; our equipment rental fleet is subject to residual value risk upon disposition, and may not sell at the prices we expect; we may be unable to protect our trade secrets and other intellectual property rights; we may fail to respond adequately to changes in technology and customer demands; our business is heavily reliant upon communications networks and centralized information technology systems and the concentration of our systems creates or increases risks for us, including the risk of the misuse or theft of information we possess, including as a result of cyber security breaches or otherwise, which could harm our brand, reputation or competitive position and give rise to material liabilities; failure to maintain, upgrade and consolidate our information technology networks could materially adversely affect us; we may face issues with our union employees; we are exposed to a variety of claims and losses arising from our operations, and our insurance may not cover all or any portion of such claims; environmental, health and safety laws and regulations and the costs of complying with them, or any change to them impacting our customers’ markets could materially adversely affect us; decreases in government spending could materially adversely affect us; maintenance and repair costs associated with our equipment rental fleet could materially adversely affect us; and strategic acquisitions could be difficult to identify and implement and could disrupt our business or change our business profile significantly;

•
Risks related to our substantial indebtedness, such as: our substantial level of indebtedness exposes us or makes us more vulnerable to a number of risks that could materially adversely affect our financial condition, results of operations, cash flows, liquidity and ability to compete; the secured nature of our indebtedness, which is secured by substantially all of our consolidated assets, could materially adversely affect our business and holders of our debt and equity; an increase in interest rates or in our borrowing margin would increase the cost of servicing our debt and could reduce our profitability; and any additional debt we incur could further exacerbate these risks;

•
Risks related to the securities market and ownership of our stock, including that: the market price of our common stock may fluctuate significantly; the market price of our common stock could decline as a result of the sale or distribution of a large number of our shares or the perception that a sale or distribution could occur and these factors could make it more difficult for us to raise funds through future stock offerings; and provisions of our governing documents could discourage potential acquisition proposals and could deter or prevent a change in control; and

•
Other risks and uncertainties set forth in the Form 12b-25 filed with the SEC on March 1, 2017, the Company's Quarterly Form 10-Q for the quarter ended June 30, 2016 in Part II under Item 1A "Risk Factors" and in our other filings with the SEC.

All forward-looking statements are expressly qualified in their entirety by such cautionary statements. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

Information Regarding Non-GAAP Financial Measures

In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release which is not calculated according to GAAP (“non-GAAP”), such as adjusted EBITDA. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.

(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenues:	(Unaudited)		(Unaudited)
Equipment rentals	$356.7	$359.2	$1,352.7	$1,411.7
Sales of revenue earning equipment	28.5	36.7	122.5	161.2
Sales of new equipment, parts and supplies	17.3	23.9	68.2	92.1
Service and other revenues	2.7	2.6	11.4	13.2
Total revenues	405.2	422.4	1,554.8	1,678.2
Expenses:
Direct operating	167.1	173.0	651.4	711.2
Depreciation of revenue earning equipment	95.4	86.1	350.5	343.7
Cost of sales of revenue earning equipment	32.4	36.4	144.0	146.8
Cost of sales of new equipment, parts and supplies	13.8	18.7	53.0	73.0
Selling, general and administrative	71.5	59.5	275.0	265.5
Restructuring	0.5	0.8	4.0	4.3
Interest expense, net	32.1	5.1	84.2	32.9
Other income, net	(0.2)	(52.3)	(2.4)	(56.1)
Total expenses	412.6	327.3	1,559.7	1,521.3
Income before income taxes	(7.4)	95.1	(4.9)	156.9
Income tax expense	(6.6)	(16.9)	(15.6)	(45.6)
Net income (loss)	$(14.0)	$78.2	$(20.5)	$111.3
Weighted average shares outstanding:
Basic	28.3	29.2	28.3	30.2
Diluted	28.3	29.2	28.3	30.2
Earnings (loss) per share:
Basic	$(0.49)	$2.68	$(0.72)	$3.69
Diluted	$(0.49)	$2.68	$(0.72)	$3.69

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS
(In millions)

	December 31, 2016	December 31, 2015
ASSETS	(Unaudited)
Cash and cash equivalents	$11.6	$15.7
Restricted cash and cash equivalents	19.4	16.0
Receivables, net of allowance	293.3	287.8
Inventory	24.1	22.3
Prepaid expenses and other current assets	23.3	19.7
Total current assets	371.7	361.5
Revenue earning equipment, net	2,390.0	2,382.5
Property and equipment, net	272.0	246.6
Goodwill and intangible assets, net	394.9	391.5
Other long-term assets	34.7	14.9
Total assets	$3,463.3	$3,397.0
LIABILITIES AND EQUITY
Current maturities of long-term debt	$15.7	$10.2
Loans payable to affiliates	—	73.2
Accounts payable	139.0	109.5
Accrued liabilities	78.6	47.8
Taxes payable	10.0	41.6
Total current liabilities	243.3	282.3
Long-term debt	2,178.6	53.3
Deferred taxes	687.4	727.3
Other long-term liabilities	31.6	32.1
Total liabilities	3,140.9	1,095.0
Total equity	322.4	2,302.0
Total liabilities and equity	$3,463.3	$3,397.0

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOW
(In millions)

	Years Ended December 31,
	2016	2015
	(Unaudited)
Net cash provided by operating activities	449.7	496.3
Cash flows from investing activities:
Revenue earning equipment expenditures	(468.3)	(600.0)
Proceeds from disposal of revenue earning equipment	115.4	151.9
Non-rental capital expenditures	(47.8)	(76.9)
Proceeds from disposal of property and equipment	5.7	6.0
Proceeds from disposal of business	—	126.4
Other investing activities, net	(3.4)	2.8
Net cash used in investing activities	(398.4)	(389.8)
Cash flows from financing activities:
Proceeds from issuance of long-term debt and revolving line of credit	3,026.0	1,865.0
Repayments on revolving line of credit	(881.0)	(2,208.6)
Net financing activities with THC and affiliates	(2,155.6)	852.6
Payment of debt issuance costs	(41.5)	—
Purchase of treasury stock	—	(604.5)
Other financing activities, net	(2.9)	(9.9)
Net cash used in financing activities	(55.0)	(105.4)
Effect of foreign exchange rate changes on cash and cash equivalents	(0.4)	(4.3)
Net decrease in cash and cash equivalents during the period	(4.1)	(3.2)
Cash and cash equivalents at beginning of period	15.7	18.9
Cash and cash equivalents at end of period	$11.6	$15.7

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited

EBITDA and adjusted EBITDA are not recognized terms under GAAP and should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP. Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and Adjusted EBITDA - EBITDA represents the sum of net income (loss), provision for income taxes, interest expense, net, depreciation of revenue earning equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock based compensation charges, loss on extinguishment of debt, impairment charges, gain on the disposal of a business and certain other items. Management uses EBITDA and adjusted EBITDA to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company's performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. However, EBITDA and adjusted EBITDA do not purport to be alternatives to net earnings as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments. The reconciliation of EBITDA and adjusted EBITDA to net income (loss) is presented below (in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Net income (loss)	$(14.0)	$78.2	$(20.5)	$111.3
Provision for income taxes	6.6	16.9	15.6	45.6
Interest expense, net	32.1	5.1	84.2	32.9
Depreciation of revenue earning equipment	95.4	86.1	350.5	343.7
Non-rental depreciation and amortization	11.9	19.1	44.8	77.2
EBITDA	132.0	205.4	474.6	610.7
Restructuring charges	0.5	0.8	4.0	4.3
Restructuring related charges (1)	—	1.4	2.9	8.0
Spin-Off costs	11.5	6.1	49.2	25.8
Non-cash stock-based compensation charges	1.7	0.4	5.5	2.7
Gain on disposal of business	—	(50.9)	—	(50.9)
Other	—	0.6	—	—
Adjusted EBITDA	$145.7	$163.8	$536.2	$600.6
(1) Represents incremental costs incurred directly supporting restructuring initiatives.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
NET REVENUE EARNING EQUIPMENT EXPENDITURES

	Years Ended December 31,
(in millions)	2016	2015
	(Unaudited)
Revenue earning equipment expenditures	$468.3	$600.0
Disposals of revenue earning equipment	(115.4)	(151.9)
Net revenue earning equipment expenditures	$352.9	$448.1